tira wireless

PORTING TECHNOLOGY LICENSE AND SUBSCRIPTION AGREEMENT

THIS PORTING TECHNOLOGY LICENSE AND SUBSCRIPTION AGREEMENT is entered into as of August 3, 2005 between TIRA WIRELESS INC., a Delaware corporation (**"Tira"**) and PIXIEM, Inc., a Delaware corporation (the **"Company"**).

RECITALS:

A. Tira is the owner and developer of the Technology (as hereinafter defined).

B. Company wishes to have, and Tira wishes to grant to Company, non-exclusive access to the Subscription Services and a non-exclusive license to use the Technology for the sole purpose of providing the Company Services subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions

Whenever used in this Agreement, the following capitalized terms shall have the respective meanings specified below:

"Additional Software" means the software listed in Schedule "A" to this Agreement under "Additional Software Required" (as such Schedule may be reasonably amended by Tira from time to time), as may be further described in the Documentation;

"Affiliates" means with respect to any corporation, any other corporation which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned corporation, or any corporation which is directly or indirectly controlled by a corporation which controls the first mentioned corporation;

"Agreement" means this Porting Technology License and Subscription Agreement, including all schedules and attachments to this Agreement;

"Annual Subscription Fees" has the meaning ascribed to it in Section 8.1 hereof;

"Applications" means the J2ME applications (and/or such other types of applications which may be ported in the future using the Technology pursuant to any modification or development of the Technology which may be provided by Tira in its sole discretion) owned by Company or Company's customers, as the case may be, which are listed in each Approved Jump™ Work Order (as hereinafter defined);

"Approved Work Order" has the meaning ascribed to it in Section 3.1 hereof;

"Authorized Administrators" means those employees of Company who are authorized by the Company to supervise and manage the Company's access to and use of the Technology and the performance of the Company Services by Designated Employees pursuant to this Agreement;

"Channel API Target Build" means the new version(s) of an Application created to support third party channel API's, based on a previously created Primary Target Build;

"Company Data" has the meaning ascribed to it in Section 10.2 hereof;

"Confidential Information" has the meaning ascribed to it in Section 10.1 hereof;

"Company Services" means the porting services performed by Company for itself and/or its customers to create Target Builds using the Technology in accordance with the Documentation;

"Computer System Requirements" means the software and hardware components and systems listed in Schedule "A" to this Agreement under "System and Hardware Components" (as may be reasonably amended by Tira from time to time);

"Designated Employees" means those employees of Company or its Affiliates who have received appropriate training and supervision by Company to use the Technology to provide the Company Services, each of whom shall have a fully paid-up user license;

"Documentation" means the documentation, guidelines and other materials provided by Tira to Company from time to time describing the use and operation of the Licensed Software and the Subscription Services, as may be amended and updated from time to time by Tira;

"Fees" means collectively, the Annual Subscription Fees and the Transaction Fees;

"Initial Term" has the meaning ascribed to it in Section 15.1 hereof;

"Jump™ Work Order" means a work order contained within the Jump™ Workflow Manager, to be created by Designated Employees or Authorized Administrator(s) within the Jump™ Workflow Manager prior to commencement of any Company Services;

"Jump™ Workflow Manager" has the meaning ascribed to it in Section 3.2 hereof;

"Licensed Software" means the Jump™ Developer Desktop and related Documentation, but not including the Third Party Software or the Additional Software.

"Password" has the meaning ascribed to it in Section 3.2 hereof;

"Primary Target Build" means the new version(s) of an Application created to run on a particular mobile device, other than the original reference device;

"Renewal Term" has the meaning ascribed to it in Section 15.1 hereof;

"Subscription Services" means the hosted Jump™ platform, including the Jump™ Transformation Engine, the Jump™ Workflow Manager, and related Documentation;

"Target Build" means the Primary Build(s), Translation Target Build(s) and/or Channel API Target Build(s) to be created for each Application, as set forth in each Approved Jump™ Work Order(s);

"Technology" means the Licensed Software and the Subscription Services;

"Term" has the meaning ascribed to it in Section 15.1 hereof;

"Translation Target Build" means the new version(s) of an Application created by extracting text strings and inserting translated text strings, based on a previously created Primary Build; and

"Transaction Fee" has the meaning ascribed to it in Section 8.1 hereof.

ARTICLE 2
LICENSE GRANTS

2.1 License Grants. Subject to the terms of this Agreement, including without limitation the payment of the Fees, Tira hereby grants to Company a limited non-exclusive non-transferable non-sublicenseable license under Tira's copyrights and patents during the Term to use the Licensed Software internally and to access the Subscription Services for the sole purpose of performing the Company Services. The foregoing license granted to Company is expressly conditioned on Company not acting outside the license scope. No license is granted by Tira hereunder for any other purpose.

2.2 Further Restrictions on Use. Company shall not, and shall not permit any individual or entity (including Affiliates, the Designated Employees and Authorized Administrators) to: (i) duplicate, decrypt, decompile, reverse engineer, reverse assemble, extract, copy, reproduce, adapt, modify, alter or create derivative works of, or attempt to access or recreate the source code of, any component of the Technology; (ii) use, or permit any third party to use the Technology for time-sharing, rental, outsourcing or service bureau purposes; (iii) distribute, rent, lease, assign or otherwise transfer the Technology to any third party; (iv) allow or authorize access to or use of the Technology by any employee or agent, or other party other than the Designated Employees and Authorized Administrator(s). Tira reserves all rights not expressly granted pursuant to this Agreement.

2.3 Company Data. Company hereby grants Tira a right to to use, copy, store, modify and display the Company Data as needed to perform the Subscription Services and as otherwise expressly provided in Section 10.2 hereof.

ARTICLE 3
SUBSCRIPTION SERVICES

3.1 Subscription Services. During the term, Tira will provide the Subscription Services in accordance with Schedule "B". Company will complete a Jump™ Work Order for each Target Build that Company undertakes to develop. Company will ensure that an Authorized Administrator approves each Jump™ Work Order in accordance with the Documentation prior to the commencement of any Company Services (each, an "**Approved Work Order**").

3.2 Access Controls. Tira will provide Company with one administrative user identification and log-in account password ("**Password**") to access the Jump™ Workflow Manager component of the Technology (the "**Jump™ Workflow Manager**"). Company will restrict access to the Password only to Authorized Administrator(s) and Designated Employees under their direction. Company will take adequate security measures to maintain the confidentiality of the Password. Company will comply with any security procedures required by Tira to authenticate the Password as communicated by Tira from time to time, and Company will make no attempt to circumvent such measures.

ARTICLE 4
USE OF THE TECHNOLOGY

4.1 Use of the Technology. The license grant to the Licensed Software in Section 2.1 and the use of the Subscription Services set forth in Section 3.1 are conditioned on Company's use of the Technology in accordance with the terms of this Agreement and the Documentation. Tira will deliver to Company the information necessary to configure and obtain the Licensed Software. Company shall not permit anyone other than Designated Employees and Authorized Administrators to use the Licensed Software and access the Subscription Services except that Company may allow its Affiliates to use the Licensed Software and access the Subscription Services provided that all of the terms of this Agreement shall apply *mutatis mutandis* to Affiliates' use of the Technology and that any such Affiliates first acknowledge and agree to be bound by the terms and conditions of this Agreement, and provided further that Company will continue to be the contracting party under this Agreement and will be responsible and liable for all of the actions of its Affiliates and their respective Designated Employees and Authorized Administrators and Company has purchased the required number of user licenses as required by this Agreement for itself and its Affiliates.

4.2 Additional Software and Computer System Requirements. Company acknowledges and agrees that the Additional Software and the Computer System Requirements are necessary to use the Technology as described in the Documentation, and that Company must independently, at its own cost, purchase or appropriately acquire the Additional Software.

4.3 Tira's Changes to the Technology. Company hereby acknowledges that Tira and its licensors, as the case may be, may update, modify, discontinue or add to the Technology in Tira's sole discretion. Tira will provide Company with reasonable notice to the extent reasonably practicable in the event of any material change in the functionality of the Technology. Tira reserves the right to withhold from the application of this Agreement and to refuse to make available to Company any part, portion or version of the Technology that was developed for

internal use, not-for resale, beta versions, or versions that have been customized pursuant to a specific customer specification.

ARTICLE 5
OBLIGATIONS OF COMPANY

5.1 Obligations of Company. Company shall:

(a) Ensure that its use of the Technology complies, and that its employees, its Affiliates and their respective employees, including Designated Employees and Authorized Administrators comply, with the terms of this Agreement and the Documentation. Company will notify Tira immediately upon its knowledge of any non-compliance with the terms of this Agreement or the Documentation and will use its commercially reasonable best efforts to immediately remedy such non-compliance;

(b) Ensure that the Designated Employees who are the software engineers responsible for performing the porting/transformation services on the Applications and those who are responsible for creating the reference builds of the Applications for the purpose of creating Target Builds hereunder, are appropriately trained by Tira or a third party authorized by Tira as determined by Tira in its sole discretion;

(c) Not provide to any third party any warranty, representation, or guarantees with respect to the specifications, features, or capabilities of the Technology, including without limitations warranties of functionality or performance, that are inconsistent with the warranties, information and disclaimers contained in this Agreement;

(d) Enter into service agreements with each of its customers for the Company Services which are at least as protective of Tira and its licensors as this Agreement;

(e) Represent the Company Services and the Technology accurately and fairly and in accordance with the Documentation and at all times protect and preserve the goodwill and image of Tira and the Technology;

(f) Conduct business in a manner that reflects favorably at all times on the Technology and the reputation of Tira, its Affiliates and licensors and avoid deceptive, misleading or unethical business practices that are or may reasonably be detrimental to Tira, its Affiliates or licensors, including any disparagement of Tira, its Affiliates or licensors, or the Technology;

(g) Not reference or use Tira's corporate name or any of Tira's trade-marks, tradenames, brands, trade dress, business names, domain names, tag lines, designs, graphics, logos or other commercial symbols or indicia of origin whether registered or not and any goodwill associated thereto (**"Trade-marks"**), other than as expressly permitted in this Agreement;

(h) Use its commercially reasonable efforts to support Tira in its efforts with mobile operators to obtain pre-release and other mobile devices from such mobile operators for the purpose of Tira's development and maintenance of the Technology which shall include facilitating introductions, writing letters of support and such other assistance as Tira may reasonably request during the Term of this Agreement;

(i) Use its reasonable commercial efforts to forward to Tira copies of any information that comes into its possession relating to the performance of the Technology, including, but is not limited to, complaints about the operation of the Technology or suggestions for its improvement, and promptly notify Tira of any bug or defect in the operation of the Technology. Tira shall own any suggestion, idea, enhancement, request, feedback, recommendations or other information related to the Technology, provided by Company or any other party;

(j) Provide 90 day rolling monthly forecast reports to Tira for Target Builds in the form attached as Schedule "C" hereto, on a monthly basis within thirty (30) days prior to the commencement of each month during the Term; and

(k) Comply with all applicable international, national, governmental, and/or local laws and regulations relating to its use of the Technology and performance of the Company Services, and assure that in connection with performance of its obligations pursuant to this Agreement or arising or relating therefore, no Technology or any portion thereof or information relating thereto, is exported, transshipped or re-exported, directly or indirectly, in violation of United States law and ensure that none of the Technology may be downloaded or otherwise exported or re-exported to: (a) any individual located in any country to which the United States has embargoed goods ("Restricted Nations"),(b) any business or organization owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (c) the governments of a Restricted Nation; or (d) to any individual, group or organization on the United States Department of Treasury's Office of Foreign Assets Control's list of Specially Designated Nationals or the United States Department of Commerce's Bureau of Industry and Security's List of Denied Persons as each may be amended from time to time.

ARTICLE 6
TIRA'S OBLIGATIONS

6.1 Tira's Obligations. Tira shall:

(a) Provide the Subscription Services for the Licensed Software in accordance with the service levels set forth in Schedule "B" attached hereto. Company's operational contact shall be [Insert];

(b) Upon payment by Company of the applicable support and training fees as set forth in Schedule "D" hereto, provide the support and training services as described in Schedule "D";

(c) Use its commercially reasonable efforts to maintain the security of the Technology in a manner consistent with general industry standards;

(d) Use its commercially reasonable efforts to ensure that the Technology performs substantially in accordance with the then-current Documentation under normal use and circumstances during the Term.

ARTICLE 7
WARRANTIES

7.1 Company's Warranties. Company hereby represents and warrants that: (i) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) its execution of this Agreement and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms; (iv) it will use the Technology in accordance with this Agreement and the Documentation; (v) it will comply with its obligations set forth in Section 5.1 hereof; ; (vi) it will not challenge, dispute or contest, directly or indirectly, the validity, ownership or enforceability of any of Tira's right, title and interest in and to the Technology or Trade-marks, or counsel, procure or assist any other party to do the same.

7.2 Tira's Warranties. Tira hereby represents and warrants that: (i) it has the full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) its execution of this Agreement and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of Tira, enforceable against it in accordance with its terms; (iv) for a period of ninety (90) days from the date the Licensed Software is first delivered to Company as the user (the **"Warranty Period"**), the Technology will perform substantially in accordance with the specifications set forth in the Documentation. With respect to Technology that does not perform substantially in accordance with the specifications set forth in the Documentation during the Warranty Period, Tira will rectify the issue(s) as soon as reasonable practicable after receipt of notification from Company. If Tira is unable to correct the issue(s) within ninety (90) days of written notification, as Company's sole remedy and Tira's entire liability, Company will accept a refund of the Annual Subscription Fees paid by Company less a reasonable amount as determined by Tira in its sole discretion for usage by Company of the Technology; provided that the foregoing warranties are expressly contingent (and shall otherwise be void) upon use of the Technology strictly in accordance with the terms of this Agreement and the Documentation and without misuse, damage, alteration or modification thereto.

7.3 Warranty Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.2, THE TECHNOLOGY IS PROVIDED "AS IS" AND WITH ALL FAULTS AND TIRA AND ITS LICENSORS MAKE NO WARRANTY OR CONDITION OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR CONDITION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, TITLE, USAGE OF TRADE OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, TIRA EXPRESSLY DISCLIAMS ANY WARRANTY OR CONDITION, EXPRESS OR IMPLIED, CONCERNING THE PERFORMANCE, OPERATION OR FUNCTIONALITY OF THE TECHNOLOGY WHATSOEVER, ITS FITNESS FOR USE BY COMPANY, THAT THE OPERATION OF THE TECHNOLOGY WILL BE ERROR-FREE OR UNINTERRUPTED OR THAT IT WILL PRODUCE A DESIRED RESULT.

ARTICLE 8
PAYMENTS

8.1 Fees. During the Term of this Agreement, Company shall pay to Tira the non-refundable (i) annual subscription fees ("**Annual Subscription Fees**") and (ii) the user transaction fees for each Target Build ("**Transaction Fees**") as set forth in Schedule "E" to this Agreement. Tira may at its sole discretion, change its pricing or payment terms, upon providing at least sixty (60) days notice to Company prior to the end of the Initial Term or the then current Renewal Term, and in such case, the new Fees or payment terms, as applicable, will be effective as at the commencement of the following Renewal Term or as otherwise provided by Tira, subject to Company's right to terminate prior to the end of each Renewal Term as set forth in Section 15.1. In addition, Tira may, at any time, add components and/or functionality to the Technology and in such event, Tira will notify and provide Company with additional pricing terms for such new components/functionality, and Company will promptly notify Tira in writing whether it wishes to purchase such new component(s)/functionality, and if so, Tira will add the applicable charges for such new functionality to the Fees on a pro-rated basis for the remainder of the Term. Company will pay for any new components/functionality within fifteen (15) days following receipt of the applicable invoice from Tira.

8.2 Annual Subscription Fees. Annual Subscription Fees will be charged in accordance with Schedule "E" hereto. Annual Subscription Fees for the Initial Term shall be paid by Company immediately upon execution of this Agreement, and thereafter, the Annual Subscription Fees for each Renewal Term shall be paid by Company to Tira in advance within thirty (30) days prior to the commencement of each Renewal Term following receipt of Tira's invoice. Company hereby undertakes to immediately notify Tira during the Term at any time that it wishes to increase the number of user licenses of the Technology pursuant to this Agreement, and will pay Tira the additional user license fees in accordance with the terms set forth in Schedule "E" hereto from the date of such usage pro-rated to the end of the Term to be paid by Company to Tira within fifteen (15) days following its receipt of Tira's invoice(s).

8.3 Transaction Fees. Transaction Fees shall be charged to Company on a per Target Build basis upon the commencement by Company of the quality assurance testing phase of a Target Build. Company understands that Tira's billing method is based on the workflow evidenced through the Jump™ Workflow Manager, and therefore Company will ensure that its Designated Employees and Authorized Administrators use the Jump™ Workflow Manager diligently and in accordance with the Documentation throughout the Term. In any event, Tira reserves the right in its sole discretion to use, at any time, an alternative billing method based upon usage reports generated through the Technology. Any usage reports generated by the Technology provided by Tira shall be final and conclusive for the purpose of determining the Transaction Fees payable by Company hereunder. Company will pay to Tira the Transaction Fees on a monthly basis in the amounts and in accordance with the payment terms set forth in Schedule "E" hereto. Company will ensure that its use of the Technology complies with this Section and that each Approved Work Order accurately describes the Company Services to be performed on a per Target Build basis for billing purposes in accordance with this Section and Schedule "E".

8.4 Suspension of the Subscription Services. If Company's account is 30 days or more overdue, or Company's use of the Technology is otherwise not in compliance with this Section, in addition to any of its other rights or remedies, Tira reserves the right to suspend Company's

access to the Subscription Services without liability until such amounts are paid in full, and if such amounts are not paid in full within 30 days following notice thereof as determined by Tira in its sole discretion, Tira shall have the right to immediately terminate this Agreement.

8.5 Support Services and Training. Company will pay the applicable support and/or training fees set forth in Schedule "D" hereto.

8.6 Professional Services. At Company's election, Tira may provide system integration and/or consulting services to Company at Tira's then current prices for such services as set forth in Schedule "D", as may be amended from time to time by Tira in its sole discretion.

8.7 Additional Payment Terms. Any payment not received from Company by the due date may accrue late charges at the rate of one and a half percent (1.5%) per month or at the maximum rate permitted by law, whichever is lower, from the date such payment was due until the date paid. Tira's fees are exclusive of all local, state, federal, provincial and foreign taxes, levies or duties of any nature ("Taxes") and Company shall be responsible for payment of all Taxes in connection with its use of the Technology, excluding only any taxes based on Tira's income. If Tira has the legal obligation to pay or collect taxes for which Company is responsible pursuant to this Section, the appropriate amount shall be invoiced to and paid by Company unless Company provides Tira with a valid tax exemption certificate authorized by the appropriate taxing authority.

ARTICLE 9
MONITORING AND AUDIT RIGHTS

9.1 Monitoring. Company acknowledges and agrees that throughout the Term Tira may monitor and track Company's use of the Technology and performance of the Company Services through the Technology for billing purposes and to ensure Company's compliance with the terms of this Agreement and the Documentation.

9.2 Certification and Audit Rights. At Tira's request (but no more often that twice per year), Company will submit to Tira a signed certification from a company officer verifying that the Technology is being used pursuant to the terms of this Agreement and the Documentation. Tira or its representatives may enter and inspect Company's (and where applicable, its Affiliates') premises during normal working hours to verify Company's compliance with the terms of this Agreement. Any inspection will be undertaken in the presence of an authorized customer business systems representative of Company, and shall be limited to reasonable inquiries required in order to determine whether an infringement or non-compliance has occurred. Any Company records disclosed during such audit and the results of such audit shall be treated as Confidential Information pursuant to this Agreement. Tira shall provide Company with written notice of its intent to conduct such an audit at least ten (10) business days prior to such audit. If this examination reveals that Company (or its Affiliates) have improperly used the Technology, Tira shall invoice Company for such unauthorized use based upon Tira's standard fees in effect at the time the examination is completed. If the fees owing to Tira due to such unauthorized use exceed 5% of the amounts actually paid, then Company shall also pay Tira's reasonable costs of conducting such examination.

ARTICLE 10
CONFIDENTIALITY

10.1 Confidentiality. Each party shall: (i) keep the other party's Confidential Information (as hereinafter defined) in strict confidence and shall not make use of the other party's Confidential Information for any purpose other than in connection with the Agreement; (ii) restrict disclosure of the other party's Confidential Information to those employees and representatives who have a need to know the information in order to perform such party's obligations under this Agreement, provided such persons are bound by the terms of this Section; (iii) exercise at least the same standard of care in protecting the confidentiality of the other party's Confidential Information as it does with its own Confidential Information of a similar nature but in no event less than reasonable care. Company acknowledges and agrees that the Technology and the Documentation is Confidential Information of Tira. Without limiting the generality of the foregoing, disclosure includes providing access, distribution, sale, copying, dissemination, publishing, broadcasting or reproduction by any means whatsoever. Company further acknowledges that any unauthorized use or disclosure of the Technology or Documentation may cause irreparable damage to Tira. If an unauthorized use or disclosure occurs, Company will immediately notify Tira and take all steps as may be available to prevent unauthorized use or dissemination. Tira agrees to take the same action regarding any information designated in writing as proprietary which it received from Company. Company must inform its employees and contractors having access to Tira's Confidential Information of its confidentiality obligations required to comply with this Section 10.1. Company agrees to provide notice to Tira immediately upon its knowledge of or having reason to suspect a breach of any of the restrictions of this Section 10.1. **"Confidential Information"** means (i) information of a party in all forms which derives economic value, actual or potential, from not being readily ascertainable by proper means by other persons, which shall include without limitation with respect to Tira, the Technology, Documentation and the Password, and all customer information, present or future business plans, licensors, licensing strategies, financial, sales and pricing information; research and development activities, inventions, products, designs, methods, know-how, techniques, systems, processes, engineering data, software programs, software code, works of authorship, technical data, devices or drawings of Tira; (ii) any information that is provided by one party which is not generally known by the public; and (iii) proprietary or confidential information of any third party who may disclose such information to either party in the course of such party's business. Confidential Information shall not include information if, and only to the extent that, the recipient establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the recipient; (ii) was in the recipient's lawful possession prior to the disclosure and had not been obtained by the recipient either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the recipient by a third party without restriction on disclosure; (iv) is independently developed by the recipient without recourse to the Confidential Information of the other party; (v) is disclosed by the recipient pursuant to a requirement of a governmental agency or by operation of law, provided that the recipient shall disclose only that part of the Confidential Information which it is required to disclose and shall notify the owner prior to such disclosure in a timely fashion in order to permit the owner to attempt to prevent or restrict such disclosure should it so elect.

10.2 Privacy and Company Data. Any data provided by the other party, including with respect to Company, the Company Data (as defined below), will be treated as Confidential Information and subject to that party's standard privacy policies and the security, privacy and

confidentiality provisions contained in this Agreement. Each party agrees that it will only use such data to perform its obligations under this Agreement and not for direct marketing or promotions and will not distribute such data to any third party without the prior written approval of the other party. Notwithstanding the foregoing, Company expressly approves of Tira's use of Company Data as required for the purpose of providing the Subscription Services, monitoring Company's use of the Technology and performance of the Company Services, ensuring proper billing procedures, creating and developing improvements, enhancements, bug fixes, modifications and additions to the Technology, aggregating performance related statistics, monitoring internal processes for capacity and utilization and responding to service or technical problems. For clarity, notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict either party from using anonymous and aggregated statistical data to operate, market and promote its products or services. "**Company Data**" means any electronic data, information or material submitted or uploaded by Company to the Technology, including any Company data relating to their respective Applications.

ARTICLE 11
THIRD PARTY SOFTWARE

11.1 Third Party Software. The Licensed Software is accompanied by certain third party software described in the THIRDPARTYLICENSEREADME.txt.file ("**Third Party Software**"). The Third Party Software is separate from the Licensed Software and is governed by its own respective terms and conditions. Company agrees to comply with the terms of the Third Party Software license agreements.

ARTICLE 12
OWNERSHIP

12.1 Ownership. Company acknowledges and agrees that as between Tira and Company, Tira and/or its licensors, as applicable, shall own all rights, title, and interest in and to the Technology, Documentation, Tira's Trade-marks, Tira's Confidential Information, and all intellectual property rights related thereto. Company acknowledges that any unauthorized use of the Technology or Trade-marks is and shall be deemed an infringement of Tira's rights. Tira acknowledges and agrees that as between Tira and Company, Company and/or its licensors, as applicable, shall own all rights, title and interest in and to the Applications, Company's trade-marks and Company's Confidential Information, and all intellectual property rights related thereto.

ARTICLE 13
LIMITATIONS OF LIABILITY

13.1 LIMITATIONS OF LIABILITY. EXCEPT FOR ANY CLAIMS OF BREACH OF CONFIDENTIALITY, MISAPPROPRIATION OF INTELLECTUAL PROPERATY OR THIRD PARTY INDEMNIFICATION CLAIMS, IN NO EVENT SHALL EITHER PARTY OR ANY OF SUCH PARTY'S DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, LICENSORS OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR: (I) ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES UNDER ANY FORM OR THEORY OF ACTION WHATSOEVER, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY,

EQUITY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OR INACCURACY OF DATA, OVERHEAD, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSSES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF; OR (II) AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEEDING THE AGGREGATE AMOUNT OF THE FEES PAID TO TIRA DURING THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF ANY SUCH CLAIM. THE LIMITATIONS OF LIABILITY IN THIS SECTION AND THE WARRANTY DISCLAIMER IN SECTION 7.3 HEREOF SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.

ARTICLE 14
INDEMNIFICATION

14.1 Indemnification by Company. Company will indemnify Tira against and hold it harmless from any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising out of (i) the failure of Company to comply with all applicable laws, rules, and/or regulations regarding the Technology; (ii) the failure of Company to comply with the terms and conditions of this Agreement; (iii) Company's misuse of the Technology or the provision of the Company Services to Company's customers (iv) any negligent act or omission of Company; or (v) any specification, documentation, or other intellectual property provided by Company to Tira that gives rise to any claim of infringement. Tira may participate in the defense or settlement of any such claim, suit or proceeding with counsel at its expense.

14.2 Indemnification by Tira. Tira will defend at its own expense any action against Company brought by a third party to the extent that the action arises from the infringement by the Technology of any U.S., Canadian, or EU patents or copyrights of a third party, and Tira will pay those costs and damages finally awarded against Company by a court of competent jurisdiction in any such action that are specifically attributable to such claim or those costs and damages agreed to in a settlement of such action. The foregoing obligations are conditioned on Company notifying Tira promptly in writing of such action; giving Tira sole control of the defense thereof and any related settlement negotiations; and cooperating, at Tira's request and expense, in such defense. Company may participate in the defense or settlement of any such claim, suit or proceeding with counsel at its expense. If the Technology becomes, or in Tira's opinion are likely to become, the subject of an infringement claim, Tira may, at its sole option and expense, either (i) procure for Company the right to continue using the Technology, (ii) replace or modify the Technology so that they become non-infringing, or (iii) accept return of the Technology, terminate this Agreement, in whole or in part, as appropriate, upon written notice to Company and refund Company the prices and/or fees paid for such Technology upon such termination, as depreciated computed according to a sixty (60) month straight-line amortization schedule beginning on the Effective Date. Notwithstanding the foregoing, Tira will have no obligation under this Section or otherwise with respect to any infringement claim based upon any use of the Technology not in accordance with this Agreement, any use of the Technology not in accordance with the Documentation, or any use of the Technology in combination with products, equipment, software, or data not supplied by Tira if such infringement would have been avoided but for the combination with other products, equipment, software or data, any use of any release of the Technology other than the most current release made available to Company, or any modification of the Technology by any person other than Tira or its authorized agents or

subcontractors. Such indemnification shall not apply to the extent to which any specification, documentation, or other intellectual property provided by Company for use in the Technology gives rise to any claim of infringement. THIS SECTION STATES TIRA'S ENTIRE LIABILITY AND COMPANY'S EXCLUSIVE REMEDY FOR ANY CLAIMS OF INFRINGEMENT.

ARTICLE 15
TERM AND TERMINATION

15.1 Term. This Agreement is effective as of the Effective Date and will remain in full force and effect for a period of 12 months from the Effective Date (the "**Initial Term**") and shall automatically extend for successive 12 month periods (each, a "**Renewal Term**") (collectively, the Initial Term and Renewal Terms shall be referred to herein as the "**Term**"), unless either party provides the other party with written notification of its intent not to extend the Agreement at least 45 days prior to expiration of the Original Term or the applicable Renewal Term as applicable.

15.2 Termination. The parties may terminate this Agreement as provided below:

(a) Company and Tira may terminate this Agreement by mutual written consent at any time.

(b) Either party may terminate this Agreement by giving notice to the other party at any time if the other party has breached any representation, warranty, obligation or covenant contained in this Agreement and this breach has not been cured within a 30 day period from the date of its receipt of notice thereof, provided that upon any repeated breach by Company of any of its representations, warranties, obligations or covenants, Company shall not be entitled to a second cure period and Tira's right to immediate termination as set forth in Section 15.2(c) below shall apply.

(c) Tira shall have the right to immediately terminate this Agreement upon any repeated breach by Company of any of its representations, warranties, obligations or covenants contained in this Agreement upon providing written notice to Company thereof.

(d) Either party may terminate this Agreement (i) if the other party declares insolvency or bankruptcy, (ii) if a petition is filed in any court and not dismissed in ninety (90) days to declare the other party bankrupt or for the other party's reorganization under bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights of creditors; or (iii) if the other party consents to the appointment of a trustee in bankruptcy or a receiver or similar entity.

(e) Tira may terminate this Agreement immediately at any time in the event that Company breaches any of its licensing, ownership or confidentiality related obligations prescribed under Articles 2, 3, 4, 5, 8, 9, 10, 14.

(f) Tira may immediately terminate this Agreement upon a change of control of Company.

15.3 Actions upon Termination or Expiration. In the event of termination or expiration of this Agreement:

(a) Company shall immediately cease and desist from using the Technology and return to Licensor any copies of the Licensed Software and Documentation in its possession;

(b) Each party shall immediately return the Confidential Information of the other party, including any copies thereof;

(c) Company shall immediately pay any outstanding Fees to Tira and any other amounts payable to Tira hereunder;

(d) Company shall maintain all books, records, business reports and other reports relating to the use of the Technology and provision of the Company Services for a period not less than three (3) years and permit Licensor, after a reasonable notice, to inspect such records at least once within the three month period after termination;

provided that upon any termination of this Agreement (except mutual termination pursuant to Section 15.2(a) or termination by Company pursuant to Section 15.2(b) above) or expiration of this Agreement, Company shall not be entitled to receive any reimbursement of any payments made to Tira heretofore pursuant to this Agreement, including, without limitation, any prepaid Fees. Upon termination by Company in accordance with Section 15.2(b) or mutual termination by the parties pursuant to Section 15.2(a), Tira shall provide Company with a refund equal to the portion of the pre-paid Annual Subscription Fees and any prepaid Transaction Fees not yet used for the then current Term prorated to the end of the then current Term.

15.4 No Prejudice to Other Rights. Any termination pursuant to Section 15.3 shall be without prejudice to any other rights or remedies which one party (referred to in this Section 15.4 as the "nonbreaching party") may have in respect of any default by the other party (referred to in this Section 15.4 as the "breaching party"). Any failure by the nonbreaching party to exercise its rights hereunder to terminate or otherwise to enforce or recover damages for any default, breach or non-observance by the breaching party of any covenant, condition, obligation or term of this Agreement will not affect or impair the nonbreaching party's right in respect of any subsequent default, breach or non-observance of the same or a different kind, nor will any delay or omission of the nonbreaching party to exercise any right arising from any default, breach or non-observance affect or impair the nonbreaching party's right as to the same or any future default, breach or non-observance *provided however,* that nothing in this Section 15.4 shall be construed or interpreted as to override any provision in this Agreement limiting the remedies of a nonbreaching party against a breaching party.

15.5 Survival. Notwithstanding any provisions to the contrary herein, the provisions of Sections 2.2, Section 7.3 and Articles 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination or expiration of the Agreement.

ARTICLE 16
GENERAL PROVISIONS

16.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither party shall have the right to assign or otherwise transfer its rights or delegate its duties under this Agreement without the express written consent of the other party. Notwithstanding the forgoing, Tira may assign this Agreement in the event of

a merger, consolidation or the sale of all or substantially all of its assets or stock and Tira may assign its rights to monies due or becoming due, without Company's consent.

16.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the United States of America without reference to conflicts of law rules and principles. Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded.

16.3 Announcements. The parties shall work together to issue publicity and general marketing communications concerning their relationship under this Agreement. Solely for the purpose of marketing and promoting the relationship under this Agreement, each party hereby grants to the other party the right to use and display its trade-marks, logos and trade names for the sole purpose of marketing and promoting the relationship under this Agreement, subject to compliance by the other party with such party's trade-mark guidelines as provided from time to time. Neither party shall issue such publicity and general marketing communications concerning their relationship under this Agreement without the prior written consent of the other party of the form of such usage (not to be unreasonably withheld or delayed). Neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial and technical advisors, except as required by law or pursuant to a non-disclosure agreement containing confidentiality obligations at least as restrictive as those contained in Article 10 hereof.

16.4 Non-solicitation. Each party agrees that during the Term of this Agreement and for a period of one (1) year thereafter, that it will not, without the prior written approval of the other party hire or enter into a contract with any employee, agent or representative of the other party to provide services, directly or indirectly, induce or attempt to induce or otherwise counsel, discuss, advise or encourage any employee, consultant, agent or representative of either party to leave or otherwise terminate such person's relationship with that party.

16.5 Notices. All claims, instructions, consents, designations, notices, waivers, and other communications in connection with the Agreement (**"Notifications"**) will be in writing. Such Notifications will be deemed properly given (a) when received if delivered personally, (b) if delivered by facsimile transmission when the appropriate telecopy confirmation is received; (c) upon the receipt of the electronic transmission by the server of the recipient when transmitted by electronic mail, or (d) within three (3) days after deposit with an internationally recognized express delivery service, in each case when transmitted to a party at the following address or location:

If to Licensor:

Tira Wireless Inc.
4110 Yonge Street
Ste 606
Toronto, Ontario
M2P 2B7
Attention: Chief Financial Officer
Facsimile: 416-932-6299

With a copy to:

Goodwin, Proctor
Exchange Place
Boston, MA 02109

Attention: Jocelyn Arel
Facsimile: (617) 790-0007

If to Company:

PIXIEM, Inc.
115 River Road Bldg 8
Edgewater, NJ 07020
Attention: Sung B Lee VP of Operations
Facsimile: 201-645-7058

With a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
4 Embarcadero Center, 10th Floor
San Francisco, CA 94111

Attention: Peter S. Heinecke
Facsimile: 415-249-1001

Either party may send any Notification hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other notice in the manner herein set forth.

16.6 Independent Contractors. The relationship of Tira and Company established by this Agreement is that of independent contractors and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, franchisor-franchisee, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Company to create or assume any obligation on behalf of Tira for any purpose whatsoever. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall limit Tira's ability to enter into similar agreements in the future with others or shall restrict Tira, its distributors or licensees from marketing, licensing, distributing, maintaining or servicing the Technology or providing the Company Services to any third party.

16.7 Severability. If this Agreement or any provision thereof is, or the transactions contemplated hereby are, found by a court of competent jurisdiction to be invalid, void, unenforceable for any reason or inconsistent or contrary to any valid applicable laws or official orders, rules and regulations, in whole or in part, the inconsistent or contrary provision of this

Agreement shall be null and void and such laws, orders, rules and regulations shall control and, as so modified, this Agreement shall continue in full force and effect and the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law; *provided, however*, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

16.8 No Waiver. No provision of the Agreement will be considered waived unless such waiver is in writing and signed by the party that benefits from the enforcement of such provision. No waiver of any provision in the Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of the Agreement will not in any way affect, limit, or waive a party's rights under the Agreement at any time to enforce strict compliance thereafter with every term and condition of the Agreement.

16.9 Force Majeure. Except for the obligation to make payments, nonperformance of either party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or such other event beyond the reasonable control of either party.

16.10 Further Assurances. The parties will each perform such acts, execute and deliver such documents and instruments, and do such other things as may be reasonably requested to accomplish the transactions contemplated by this Agreement and to carry out the purpose and intent hereof.

16.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and, except as otherwise provided herein, no other Person will have any right, interest, or claim under this Agreement

16.12 Entire Agreement. This Agreement, together with the Schedules, exhibits, attachments and appendices hereto, constitutes the entire agreement and understanding between the parties or any of their Affiliates with respect to its subject matters and supersedes all prior agreements, understandings and representations, written or oral, to the extent they relate in any way to the subject matter of the Agreement.

16.13 Counterparts of the Agreement. The Agreement may be separately executed by the parties in two (2) or more counterparts and all such counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument and will be binding on the parties as if they had originally signed one copy of the Agreement. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

TIRA WIRELESS INC.

By: ______________________

Name: Barry J Kraemer

Title: CFO

PIXIEM, Inc.

By: ______________________

Name: Hongsuk Lee

Title: CEO

Schedule "A"

Jump™ System and Software Requirements

A. System and Hardware Requirements

Microsoft Windows NT/2000/XP
2 Ghz Pentium 4 or Later
1 GB RAM or greater
Microsoft Internet Explorer version 6 or later
High Speed Internet Access
E-mail

B. Additional Software Required (See installation Documentation for further details)

- JAI (Java Advanced Imaging API) ver 1.1.2
- J2SE SDK 1.4.2 or above
- Sun Preverifier - preverify1.0.exe available as part of Nokia Series 40 Developer Platform 2.0 SDK
- Eclipse 3.0.1
- Obfuscators - one of Proguard v2.0 or Retroguard v1.1.3 or Klassmaster v4.3.0 (Commercial Site License)

Schedule "B"
Tira Service Level Agreement

Service Definition

This document describes Tira's service levels for the Technology.

Service Performance and Availability

Tira site response times shall be consistent with those provided by comparable services on the Internet. Each party recognizes the potential for latency as a result of the Internet or Company's network performance issues.

Tira's site shall be housed in a production environment providing a redundant network infrastructure with full 24x7 monitoring by a third party service provider.

Tira shall use its commercially reasonable efforts to maintain all of its necessary hardware, software, bandwidth, and other facilities and equipment for the Technology in accordance with the Agreement. Tira agrees to make its hosted Technology available at a service level of 99% (excluding planned outages for regular maintenance procedures). The service level shall be calculated as the number of hours during each calendar month that the hosted Technology is available for use divided by the total number of hours in such calendar month. Planned maintenance shall not exceed two (2) hour per week, or 4 hours in any month. Where possible, Tira shall publish and maintain a regular, weekly maintenance window.

The Technology will be deemed to be available for use when Company is able to access the hosted Technology and receive responses in accordance with the technical specifications set forth in the Documentation. Tira will use its commercially reasonable efforts to ensure that any changes to the Technology or service shall not as a result of that change disrupt the availability of Company's network or the relevant Application.

Issue Response and Resolution

Tira will use its commercial reasonable best efforts to meet the following timelines for the operational issues identified by Tira or Company as described below:

	Description	Response	Resolution	Status Reporting
Critical Issue (Priority 1)	• Complete Service Outage	30 minutes	120 minutes	60 minutes
Serious Issue (Priority 2)	• Service is intermittent/inconsistent	1 hour	4 hours	1 hour

An issue shall be deemed to be resolved upon the occurrence of any of the following:

(a) Tira has provided a solution to the problem;
(b) Tira has provided a viable permanent workaround to the problem; or
(c) Tira has provided a viable temporary workaround to the problem and agreed to further provide a solution to the problem within a specified timeframe acceptable to Company, acting reasonably.

Support Contact Information

Method	**Regular Hours** Monday to Friday, 9:00 AM to 9:00 PM, EST	**After Hours** Monday to Friday, 9:00 PM to 9:00 AM, EST, Saturday and Sunday 24 hours, (Public Holidays included)
Email	operations@tirawireless.com	alerts@tirawireless.com
Phone	North America 1-800-505-5158 International +1 (416) 642-8472 ext 225	+1 (416) 569-7331
Fax	+1 (416) 932-6299	n/a

Maintenance Notification

Tira will send an email notification of any planned maintenance to the Company's operational contact set forth in Section 6.1(a) of the Agreement. The notification will include the following information; reason, date, time, and duration. Tira will use its commercially reasonable efforts to advise Company of the changes set forth below in accordance with the following lead times:

Type of Change	Advance Notice
Change of URL or Link:	14 days
Change of filename:	14 days
New version of Service	14 days
Planned outages	48 hours

Schedule "C"
MONTHLY FORECAST REPORTS

Company:	Application Title:	Month 1 # of ports	Month 2 # of ports	Month 3 # of ports	Total Ports
	Total Ports:				

Schedule "D"
SUPPORT AND TRAINING SERVICES

I. Customer Support

Tira Provides two levels of customer support services in support of the Technologyduring the Initial Term. Premium Support is recommended during the initial six (6) months of the Initial Term and Standard Support is provided thereafter (each as described below). This includes support of the Jump™ Developer Desktop (JDD), Jump™ Workflow Manager (JWM), and the Jump™ Transformation Engine (JTE).

(a) Premium Customer Support Fee: $7500

Note: Highly recommended during the initial six (6) month period and designed to provide a quick start to effective use of the Technology. Premium Service means:

All the General Support Components listed below
Unlimited Support for problem resolution via self-service web, email, or telephone
Incidents are handled on priority basis
Mentor Package of 10 hours per month for first 3 months

(b) Standard Customer Support Fee: Included in Annual Subscription Fee

Note: Offered on an ongoing basis after the initial six (6) month period and designed to provide quality support of educated users. Standard Service means:

All the General Support Components listed below.
Access to Tira Customer Support center via self-service web, email, or phone for up to 10 incidents per month. Additional incidents above 10 are invoiced monthly at $99 each.

General Support Components:
Support Hours: Monday – Friday 8:00AM – 6:00PM North American Eastern Time
Initial Incident response within one business day
Customer assigns up to 2 individuals for all support issue communications
Includes Online Developer Forum
Quarterly Report Card – This report card will review all support activity over the quarter

(c) Optional Services

	Fee
Monthly Mentor Package – Tira Professional Services will provide a Senior Jump Developer to act as a mentor. This package includes 10 hours per month. The hours can be used for Post Jump Review, Jump Support, Jump Planning,	$2,000/mth
Portability Assessment – completion of a portability assessment based in the Tira Portability Guidelines. Deliverable is a document with findings, suggested changes to enhance the application portability, and a fixed fee quote for Tira Professional Services to complete the suggestions. Portability Development – development of the changes suggested in the Portability Assessment	$2,000 per PRB +Fixed Quote
Post Jump Review – Once a Jump has been completed, Tira professional services will review the Configurations, adjustments, and packaging selected for a Jump. Deliverable is a document with the review findings and suggestions for enhancing the Jump.	$1,500 per Review
Mobile Assure - Tira Quality Assurance will complete Mobile Assure operator testing - including running server based tests that represent operator specific requirements and physical test on one physical device. Testing a customer final certified build on a specific carrier/device combination.	$250 per Build $150 per test
Jump Services - Tira Professional Services will provide Jump Support on a pre-arranged basis. This is additional to any other contracted services.	Standard Tira Professional Services Rates or Customer Contract
24x7 Beeper Support	Optional Service

(d) Customer Training

Tira understands that rolling out new technology to a large group of users can be complex and time consuming. The Tira Technical Support Organization provides multifaceted training courses for customers on a fixed fee basis as quoted by Tira.

(e) Professional Services Fee: $1,250 per day + expenses

At Company's election, Tira may provide the following additional services: system integration, customization, maintenance on customizations, and consulting services, based on upfront scope of work and pre-approval. Expenses shall include without limitation, costs of

travel and professional services fees expended in loading and testing applications outside of Tira's offices. Based on upfront scope of work and pre-approval.

Schedule "E"
FEES

Annual Subscription Fees

Company shall pay to Tira the Annual Subscription Fees in the amount of U.S.$30,000 per year which amount shall include 25 user licenses for use of the Technology. Annual Subscription Fees shall be non-refundable except as otherwise expressly provided in the Agreement. During the Initial Term and Renewal Term as applicable, Tira will charge an additional U.S.$100.00 per month for each additional user license to be prorated to the end of the then current Term from the date of the commencement of such usage. Annual Subscription Fees will include standard support and maintenance coverage.

Training fees –US $15,000 + Travel and expenses whilst training on site at Pixiem offices.

Tira shall provide training for Pixiem developers at Tira offices in Toronto for a period of two weeks and then for one further week on site at Pixiem offices as agreed. Training fees for jump are at a discounted fixed cost as above for the initial training period.

Transaction Fees

Monthly Transaction Fees shall be paid as follows:

- U.S. $200 per Primary Target Build for a period of six (6) months following the first day of training then as per the discount volume structure as published by Tira.
- U.S. $50 per Translation Target Build
- U.S. $100 per Channel API Target Build

Company will pay the Transaction Fees on a monthly basis. Monthly Transaction Fees will be invoiced by Tira within thirty (30) days of the end of each month during the Term. Company shall pay Tira for Transaction Fees within fifteen (15) days of the date of any such invoice.

After the initial 6 months and for all subsequent quarters, customers will fall into pricing as indicated below based on their previous calendar quarter volume or based on a contractual volume commitment:

List		$ 350.00
Description	**Discount**	**Unit Price**
150 quarterly ports	32.1%	$ 237.50
300 quarterly ports	35.7%	$ 225.00
450 quarterly ports	39.3%	$ 212.50
600 quarterly ports	42.9%	$ 200.00
750 quarterly ports	46.4%	$ 187.50
900 quarterly ports	50.0%	$ 175.00
1050 quarterly ports	53.6%	$ 162.50

OFFER OF SERVICES DATED THE 29th Day of July, 2005

# TIRA WIRELESS	Offer of Services
Support and Training	**Confirmation and Terms**

Customer: Pixiem, Inc.		**Tira Wireless Inc. ("Tira")**	
Attn:	Hongsuk Lee	Attn:	Alan Weekes
Address:	Pixiem	Address:	4110 Yonge St.
	238 Russel Ave,		Suite 606
	Edgewater		Toronto ON
	NJ 07020		M2P 2B7
Phone:	Office: 201-945-3122	Phone:	416-642-8427 ext. 483
Email:	hongsuk.lee@pixiem.com	email:	aweekes@tirawireless.com
Fax:	Fax: 201-624-7058	Fax::	416-932-6299

This Offer of Services (the "Offer"), as described in Schedule A hereto (the "Services"), is made by Tira to Customer subject to the terms and conditions herein. Any alteration by Customer of the information contained herein or any alteration of the terms shall render this Offer immediately null and void and Tira shall have no obligations whatsoever to Customer.

The offer remains open for acceptance for a period of seven (7) days from the date shown above. If this Offer is not signed and returned within seven days, Tira cannot guarantee the instructor's availability for the date of the proposed training engagement as outlined in the Scheduled Services. The prices quoted in this Offer are valid for a period of thirty (30) days from the date shown above.

To accept this Offer, an authorized representative of Customer must sign in the space below and return a copy to Tira within seven (7) days of the date hereof.

SCHEDULE "A"
STATEMENT OF WORK

SCHEDULED SERVICES:

Description of Services:	Tira Jump Training and Mentorship
Training Date:	8th August 2005
Mentorship Date:	15th August 2005
Number of Participants	3
Customer Project Manager:	Hoon S. Kwon
Training Location:	Tira Wireless Toronto (2 weeks) then on site in Pixiem offices, Seoul, Korea
Mentorship Location:	Toronto followed by Korea
Training Fees (excluding reimbursable expenses):	US$15,000
Estimated Reimbursable Expenses:	US$5,000 (Flights and Hotel to be arranged by Pixiem)
Customer Site Preparation Requirements:	The Customer will provide resources at their site for the Mentorship process as per Schedule B (On-Site Preparation for Mentorship)

Customer:

Signature: Hongsuk Lee

Name: Hongsuk Lee

Title: CEO

Date: July 29, 2005

Tira Wireless Inc.

Signature: [signature]

Name: ~~Alan Weekes~~ Gary J Kraemer

Title: ~~Manager, Customer Training and Support~~ CFO

Date: 9-Aug-2005

TERMS AND CONDITIONS

1. **SERVICES**. The Customer agrees to purchase and Tira agrees to furnish, on the terms and conditions contained herein, professional services as described in the Statement of Work attached hereto as Schedule A (the "Services"), as may be amended from time to time. In no event will any consulting be included in the Training Fees . Tira does not guarantee any estimates, including delivery dates. Tira shall notify Customer, as soon as practicable, if any estimate will be exceeded.

2. **PROJECT MANAGER**. Each party shall designate one of its employees or consultants to serve as Project Manager. The Project Managers shall be identified in Schedule A. The Customer's Project Manager shall be empowered to act as Customer's authorized representative for coordination of Tira's Services under this Agreement and to respond to Tira's questions and requests. Tira's Project Manager shall be responsible for managing the Services provided to Customer. Either party may replace its Project Manager upon written notice to the other.

3. **CUSTOMER RESPONSIBILITIES**. Customer shall, without charge, furnish Tira with all information, facilities, equipment or other resources reasonably required by Tira to perform the Services including, without limitation, information as to Customer's data, data definitions, programs, files, general and specific business requirements, documentation requirements and operating procedures.

4. **FEES**. Customer agrees to pay Tira the fees specified in Schedule A. In addition, Customer agrees to pay Tira all travel, living and out-of-pocket expenses which are reasonably incurred by Tira in conjunction with the provision of Services hereunder.

All invoices from Tira are payable upon receipt. Any invoice not paid within thirty (30) days of receipt by Customer shall accrue interest at the rate of one and one-half percent (1.5%) per month (18% per annum) or, if lesser, at the maximum rate allowed by applicable law.

Customer shall pay, in addition to the amount stated in this Agreement, all taxes, however designated, which may now or hereafter be imposed on any Services or products provided by Tira pursuant to this Agreement, excluding taxes measured by Tira's income. In the event that Tira is required at any time to pay any such tax, Customer will promptly reimburse Tira therefor.

5. **TERM; TERMINATION**. This Agreement is effective from the date on which it is executed by Customer and shall remain in force until the earlier of termination by either party or the completion of Services.

Either party may terminate this Agreement in the event that the other party has materially defaulted in the performance of its obligations hereunder and such default is not cured within thirty (30) days of the defaulting party's receipt of written notice of such default.

Tira may terminate this Agreement for convenience without liability upon provision of at least fifteen (15) days prior written notice.

Customer may cancel or postpone Services without liability at any time upon ten (10) days written notice to Tira prior to the start date. Services that are canceled or postponed with four (4) to nine (9) days notice prior to the start date will be charged 50% of such Service fees. Services that are canceled or postponed with three (3) days or less notice prior to the start date will be charged 100% of such Service fees.

The provisions set forth in Sections 6, 7, 8, and 9(b) shall survive the expiration or termination of this Agreement.

6. **CONFIDENTIALITY.** Either party may, from time to time, disclose to the other party confidential information relating to its business and affairs ("Confidential Information"). Neither party will disclose Confidential Information of the other to any third party, other than to its employees and authorized sub-contractors who are bound by an agreement containing terms and conditions substantially similar to those of this Agreement, without the express written consent of the other party, nor make use of any Confidential Information other than in the performance of this Agreement. Each party will use at least the same degree of care to avoid disclosure of Confidential Information as it uses with respect to its own Confidential Information, but no less than reasonable care. Confidential Information will be clearly designated in writing as confidential, or if verbally disclosed, identified as being confidential. Notwithstanding the foregoing, "Confidential Information" shall not include information that (i) is or later falls within the public domain through no fault of the recipient; (ii) is or becomes available to the recipient from third parties without a similar obligation of confidentiality; (iii) is independently developed by recipient without use of the Confidential Information of the other party; or (vi) is required by law or court order to be disclosed.

Following the termination of this Agreement for any reason, each party agrees to return the other party's Confidential Information and copies thereof which it or its personnel may have in his or their possession.

Any third parties to whom Confidential Information is disclosed must execute an agreement containing provisions substantially similar to those set out in this Article 6.

The foregoing obligations will survive the termination or expiration of this Agreement for a period of three (3) years from the date of disclosure.

7. **OWNERSHIP RIGHTS.** Tira shall retain all ownership rights, title and interest in and to the Technology (as defined below) and the Services and all related documentation. Nothing in this Agreement shall grant to either party any ownership or other intellectual property rights of the other party other than as expressly set out in this Agreement. If Tira provides Customer with any proprietary software or documentation as a result of the provision of Services then: (a) it will remain the property of Tira, including any copyright therein; and (b) Tira grants Customer a perpetual, non-exclusive, non-transferable license to use that software or documentation for its internal purposes. For greater certainty, each party shall retain whatever ownership rights it holds in any and all pre-existing materials, which shall include without limitation, Word documents, Excel spreadsheets, software, source code, programs, graphics, screens, forms, layouts and other materials created in whole or in part by said party or licensed from a third party prior to the date hereof ("Pre-existing Materials"). "Technology" means Tira's proprietary Jump™ technology platform.

Any deliverables that can be re-used by Tira without violating the confidentiality provisions set forth herein, shall be the property of Tira ("Generic Deliverables").
Tira shall be free to use, without restriction, any Pre-existing Materials, Generic Deliverables, and its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques within the scope of its consulting practice that are used or acquired in the course of providing the Services, so long as Tira does not disclose or use any of Customer's Confidential Information, work product or proprietary information without Customer's express, written consent.

Customer acknowledges that Tira's personnel performing the Services may provide similar services from time to time to other parties. This Agreement shall not prevent Tira from providing such similar services to other parties, or in any way restrict Tira in the use of its personnel.

8. **NON-SOLICITATION**. Tira and Customer agree that while the Services are being performed and for a period of one (1) year following the completion of the Services or termination of this Agreement, Customer shall not, without the prior written consent of Tira, directly or indirectly, solicit, induce, employ or sub-contract any Tira employee or former Tira employee who was involved in the provision of Services.

9. **WARRANTIES; LIMITATIONS**.
(a) Tira warrants that the Services provided shall be performed by qualified personnel in a good and workmanlike manner consistent with industry standards.

(b) THE EXPRESS WARRANTY SET FORTH IN ARTICLE 9 IS THE ONLY WARRANTY GIVEN BY TIRA WITH RESPECT TO THE SERVICES PROVIDED AND ANY DELIVERABLES PURSUANT TO THIS AGREEMENT; OTHERWISE THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS AND TIRA MAKES NO OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS WHATSOEVER, EXPRESS, IMPLED, WRITTEN OR ORAL, OR ARISING BY CUSTOM,TRADE USAGE OR STATUTE, OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE SERVICES OR ANY DELIVERABLES PURSUANT TO THIS AGREEMENT,INCLUDING WITHOUT LIMITATION, ANYIMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. TIRA DOES NOT GUARANTEE THAT THE SERVICES OR DELIVERABLES PURSUANT TO THIS AGREEMENT WILL MEET THE CUSTOMER'S NEEDS.
TIRA'S LIABILITY IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IS LIMITED TO CUSTOMER'S ACTUAL DIRECT DAMAGES, NOT TO EXCEED THE AMOUNT OF THE PAYMENTS MADE TO TIRA BY CUSTOMER UNDER THIS AGREEMENT. IN NO EVENT SHALL TIRA BE LIABLE FOR ANY LOSS OF PROFITS OR SAVINGS, LOSS OF BUSINESS OR LOSS OF DATA, OR FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE LOSSES OR CONSEQUENTIAL DAMAGES HOWSOEVER ARISING, EVEN IF TIRA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

No cause of action arising from, or related to, this Agreement may be brought by either party more than one (1) year after the earlier of the date of completion of the Services or the termination of this Agreement, except in the event of non-payment by Customer.

10. **INDEPENDENT CONTRACTORS**. The relationship of Tira and Customer hereunder shall be solely that of independent contractors. Tira and Customer each acknowledge and agree that neither one shall be the employee, employer, agent, legal representative, partner or joint venturer of the other. Neither Tira nor Customer shall have, or hold itself out as having, the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other.

11. **FORCE MAJEURE**. In the event Tira's personnel fail to perform the Services because of illness, resignation or other causes beyond Tira's reasonable control, Tira shall use its commercially reasonable best efforts to replace such personnel within a reasonable time, but shall in no event be liable as a result of its inability to do so. In addition, neither party shall be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including, but not limited to, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, failures or delays in delivery of Tira's vendors and suppliers of delays in transportation.

12. **NOTICE**. All notices to be given in connection with this Agreement shall be in writing and either delivered by hand, sent by overnight courier, or sent by certified or registered mail, return receipt requested. Such notices shall be addressed to the applicable party at the address for such party set forth on the signature page hereof or to such other address as a party may designate by notice pursuant hereto.

13. **GOVERNING LAW**. This Agreement shall be subject to and interpreted in accordance with the laws of the Province of Ontario without regard to its principles of conflicts of laws, and the parties agree to submit to the jurisdiction of the courts thereof in Ontario.

14. **WAIVER**. No delay or failure in exercising any right under this Agreement, or any partial or single exercise of any right, will constitute a waiver of that right or any other rights under this Agreement. No consent to a breach of any express or implied term of this Agreement constitutes a consent to any subsequent breach.

15. **SEVERABILITY**. If any provision of this Agreement is, or becomes, unenforceable, it will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect.

16. **ASSIGNMENT**. This Agreement is binding upon and will inure to the benefit of the parties' respective successors and assigns. Customer may not assign its rights under this Agreement to a third party without Tira's prior written consent, such consent not to be unreasonably withheld. Tira may sub-contract the performance of any Services to any contractor, provided that Tira will remain the contracting party under this Agreement.

17. **ENTIRE AGREEMENT**. This Agreement and any schedule hereto sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings relating thereto. No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by the parties.

SCHEDULE "B"

ON-SITE PREPARATION FOR MENTORSHIP

Tira Wireless is pleased to be able to offer classroom training and onsite mentorship for Tira Jump Developer Desktop (JDD) and Tira Jump Transformation Engine (JTE). This document has been created to provide an overview of the training requirements to help ensure a successful class. The training consists of 1 week Classroom Training completed at Tira Headquarters in Toronto and 2 additional weeks of Mentorship completed one week at company location and one week on site in Korea to allow students to work on company specific jumps.

Training at Tira is comprised of classroom instruction and hands-on lab sessions. Each student will be issued a PC that will be installed with Tira software and other 3rd party software as well as a high-speed Internet connection.

Mentorship at Customer facility is comprised of students completing actual production jumps with the Tira Jump Mentor onsite overseeing and assisting where needed. To complete this successfully each student will require a PC that can be installed with Tira software and other 3rd party software as well as a high-speed Internet connection. The Internet connection is needed to register and install some of the third party software as well as access to the Jump Transformation Engine. One of the first lab sessions will be used to install and configure the necessary software on each person's PC.

Requirements for training/mentorship environment:

1. Classroom facilities and requirements –
   A. Week 1&2-completed at Tira Headquarters, Toronto.
   B. Week 3
      i. Desk or conference room with Internet connection for instructor during the 2nd week of mentorship session.
      ii. A formal training room or large conference room if the students are not located in close proximity to each other. If they are close the instructor can work with students as a group at their desks and possibly use a meeting room when needed.
      iii. Internet access that will allow VPN (PPTP) connection for the instructor to 66.46.21.158
      iv. PC suitable for each student as defined below

2. Student Names and email addresses
   A. Student names and email addresses will be used to provide access to the following.
      i. JDD
      ii. Jump Knowledgebase
      iii. Jump Workflow Manager (JWM)
         a. A student from the list above will need to be designated as the system admin for the JWM. They will then have the ability to create and configure users on an ongoing basis.
         b. Tira will set up an instance of JWM for your organization with the system administrator designated above assigned
      iv. Tira Support Portal
         a. Up to two team leads may be designated as primary support contacts. They will be given usernames and passwords to the Tira support portal

3. Student PC Requirements – a pc with an Internet connection is required for each student.

A. Permissions: Each student must have sufficient permissions on their assigned pc to allow them to download and install applications.

B. Minimum PC requirements
   i. Processor - Pentium P4 with 2GHz processor
   ii. Memory - 1GB
   iii. Windows XP or 2000

4. Internet Connection Setup and validation –
   A. Internet Connection – each student will require an Internet connection and the ability to install software on their PC.
   B. Tira Servers - each student will need to obtain access to the Tira Jump Transformation Engine (JTE). To access the JTE Tira will need to validate a fixed gateway IP address or range of addresses that will be accessing the Tira servers. This should be initiated at least 5 business days prior to class to enable adequate time for completion and verification of this task. The IP address or address range can be sent to jump-support@tirajump.com